Exhibit 99.1

Transcend Services, Inc.

Press Release Dated January 20, 2005

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
404-364-8000

January 20, 2005

(BW) (TRANSCEND SERVICES, INC.)(TRCR)

TRANSCEND REPORTS NINTH CONSECUTIVE QUARTERLY PROFIT

DESPITE DECREASE IN REVENUE OF 3% IN FOURTH QUARTER 2004

Atlanta, Georgia TRANSCEND SERVICES, INC. (TRCR/Nasdaq SmallCap) today announced its results for the three months and year ended December 31, 2004.

For the three months ended December 31, 2004, Transcend reported revenue of $3,901,000, which represents a 3% decrease from the comparable prior year quarter. Gross profit as a percentage of revenue decreased to 29% from 31%. Net income attributable to common stockholders decreased 77% to $82,000, or $0.01 per share, from $350,000, or $0.05 per share.

When compared to revenue of $3,668,000 in the third quarter of 2004, revenue increased $233,000 in the fourth quarter for the following reasons: (1) an increase in transcription service revenue of $163,000 attributable to new customers; (2) a net increase in transcription service revenue of $110,000 attributable to customers served during both quarters; and (3) a decrease in transcription service revenue of $40,000 attributable to customers that either terminated service or announced their intention to terminate service during 2004.

Tom Binion, President and Chief Operating Officer, commented: “Our operating results for the fourth quarter reflect customer-originated delays in installing or ramping up new business. Unlike the third quarter of 2004, we currently have a sufficient number of transcriptionists to keep pace with our current and projected production volume. At present, we have signed, but uninstalled, contracts to provide service for 11 new customers with total estimated first year revenue of approximately $3.8 million. The addition of this new business will be spread over 2005 as the implementations involve 7 hospitals and more than 28 clinics. As previously announced, we introduced BeyondTXT, our speech recognition functionality, last month. We expect BeyondTXT to enhance our productivity, to effectively reduce the short supply of qualified medical language specialists and to improve our financial performance. So far, the performance of BeyondTXT exceeds our expectations. We expect to use BeyondTXT to produce the majority of our customers’ medical record documentation by the end of 2005.”

Cash totaled $458,000 as of December 31, 2004, which represents a decrease of $100,000 since December 31, 2003. During the year ended December 31, 2004, Transcend invested $1,159,000 in capital additions, including $225,000 for externally developed BeyondTXT software and $177,000 for internally developed BeyondTXT software. In addition, the Company paid-off $200,000 of short-term debt related to its 2003 preferred stock redemption during the first half of 2004. As of December 31, 2004, Transcend had no debt and full availability under its $1.0 million bank line of credit. Subsequent to year-end, the Company made its final installment payment of $75,000 for the externally developed BeyondTXT software referred to above.

For the year ended December 31, 2004, Transcend reported revenue of $15.2 million, which represents a 4% increase over revenue of $14.7 million in the comparable prior year period. Gross profit as a percentage of revenue decreased from 32% to 28% between the years ended December 31, 2003 and 2004, respectively. Net income attributable to common stockholders was $277,000 or $0.04 per share, in the year ended December 31, 2004 compared to $840,000, or $0.14 per share, in the year ended December 31, 2003. The increase in weighted average shares outstanding in the year ended December 31, 2004 resulted from the Company converting most of its outstanding preferred stock into 2,860,000 shares of common stock on June 25, 2003 and redeeming the remainder of its outstanding preferred stock on July 1, 2003 for $600,000 cash plus two short-term promissory notes of $100,000 each that were due and paid on January 1 and April 1, 2004, respectively. As a result of this conversion and redemption, the Company eliminated the requirement for preferred stock cash dividends of approximately $120,000 per quarter effective May 15, 2003. The Company had 7,332,000 and 7,317,000 shares of common stock outstanding as of December 31, 2004 and 2003, respectively.

Larry Gerdes, Chief Executive Officer, added comments regarding the Company’s operating results and financial condition: “Our operating results were disappointing in 2004 due primarily to contract terminations that effectively reduced our reported revenue of $15.2 million in 2004 by approximately $1.9 million. In addition, known terminations effective at future dates will reduce our recurring revenue by an estimated $2.4 million spread throughout 2005. We have made some organizational changes with the objective of enhancing our customer retention rate. Despite our lackluster performance in 2004, we are encouraged by our sales momentum, prospects for new business growth and the potential effect that BeyondTXT will have on our business. In addition we are pleased with our debt-free financial condition made possible by having only 18 days of revenue in accounts receivable. We are looking forward to 2005.”

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on January 20, 2005 at 11:00 a.m. EDT. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-1409 (the international dial-in number), enter the conference identification number 3309050 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available through midnight on Sunday, January 23, 2005 by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 3309050 anytime after two hours from the completion time of the conference call on January 20, 2005.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription services encompass everything needed to securely receive, type, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing and custom data-center creation packages.

For more information, visit http://www.transcendservices.com.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Amounts in Thousands, Except Per Share Amounts

	Three Months Ended		Twelve Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03
Revenue	$3,901	$4,035	$15,197	$14,663
Direct costs	2,788	2,795	10,919	10,044

Gross profit	1,113	1,240	4,278	4,619

Gross profit as a percentage of revenue	29%	31%	28%	32%
Operating expenses:
Marketing and sales	275	234	1,077	854
Research and development	97	98	351	443
General and administrative	658	552	2,551	2,292

Total operating expenses	1,030	884	3,979	3,589

Operating income	83	356	299	1,030
Operating income as a percentage of revenue	2%	9%	2%	7%

Gains on sales of assets	—	6	—	6
Interest (expense), net	(3)	(12)	(21)	(16)

Income before taxes	80	350	278	1,020

Income tax (provision) benefit	2	—	(1)	—

Net income	82	350	277	1,020

Dividends on preferred stock	—	—	—	(180)

Net income attributable to common stockholders	$82	$350	$277	$840

Basic earnings per share:
Net earings per share attributable to common stockholders	$0.01	$0.05	$0.04	$0.14

Weighted average shares outstanding	7,332	7,317	7,328	5,935

Diluted income per share:
Net income per share attributable to common stockholders	$0.01	$0.05	$0.04	$0.14

Weighted average shares outstanding	7,527	7,589	7,631	6,117

TRANSCEND SERVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

DECEMBER 31, 2004 and 2003

Amounts in Thousands

	As of December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$458	$558
Accounts receivable, net	1,153	1,306
Other current assets	170	216
Property and equipment, net	1,663	1,218
Other assets	27	48

Total assets	$3,471	$3,346

LIABILITIES & STOCKHOLDERS’ EQUITY
Promissory notes payable	$0	$200
Accounts payable and accrued expenses	742	706
Stockholders’ equity	2,729	2,440

Total liabilities and stockholders’ equity	$3,471	$3,346